Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah  84117-4977      (801) 281-4700

September 17, 2012

Securities and Exchange Commission
100 F Street,  NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of  Child, Van Wagoner & Bradshaw, PLLC  was previously principal accountant for   REO Plus, Inc.    (the "Company") and  reported on  the financial statements of  the Company for the years ended December 31, 2011, 2010 and 2009.   On or about August 1, 2012, we changed our accounting  practice from  Child, Van Wagoner & Bradshaw, PLLC  to Anderson  Bradshaw PLLC. We have read the Company's statements included under Changes in Certifying Accountant in its Form S-1 to be filed on or about September 14, 2012, and agree with such statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC